Exhibit 99.1

TransMedics Reports Fourth Quarter and Full Year 2024 Financial Results

Andover, Mass. – February 27, 2025 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter and year ended December 31, 2024.

Recent Highlights

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Total revenue of $121.6 million in the fourth quarter of 2024, a 50% increase compared to the fourth quarter of 2023
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Total revenue of $441.5 million in the full year of 2024, an 83% increase compared to the full year 2023
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Generated net income of $6.9 million, or $0.19 per diluted share, in the fourth quarter of 2024
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Generated net income of $35.5 million, or $1.01 per diluted share, in the full year 2024
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Completed 3,715 U.S. OCS cases in the full year 2024, a 58% increase compared to 2,347 U.S. OCS cases in the full year 2023
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Achieved overall OCS market share of 20.9% across all 3 organs for the full year 2024, up from 13.8% in 2023
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Owned 19 aircraft as of December 31, 2024, and purchased two additional aircraft in 2025 to-date
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Concluded independent review of business practices following allegations raised in a recent short report. Kirkland & Ellis LLP, supported by an expert outside forensic accounting firm, identified no evidence of misconduct.
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Submitted comprehensive response, in coordination with experts at Covington & Burline LLP, to FDA following recent Citizen Petition

“We are proud of our 2024 results as we delivered 83% year over year revenue growth while achieving profitability, investing in our pipeline, and continuing to build our infrastructure to capitalize on our highly differentiated technology and service offering,” said Waleed Hassanein, MD, President and Chief Executive Officer. “We stand firmly by our business and our dedicated, world-class NOP surgical and clinical leadership and team. We are humbled by and proud of the significant life-saving impact of our OCS technology and NOP teams, and we remain committed to our mission of expanding access and improving clinical outcomes to patients in need of organ transplants.”

Fourth Quarter 2024 Financial Results

Total revenue for the fourth quarter of 2024 was $121.6 million, a 50% increase compared to $81.2 million in the fourth quarter of 2023. The increase was driven primarily by an increase in utilization of the Organ Care System (“OCSTM”) across all three organs through our National OCS Program (“NOPTM”) as well as additional revenue generated by TransMedics logistics services.

Gross margin for the fourth quarter of 2024 was 59.2%, showing a slight improvement from 59.0% in Q4 of 2023.

Operating expenses for the fourth quarter of 2024 were $63.4 million, compared to $45.3 million in the fourth quarter of 2023. The increase in operating expense was driven primarily by increased research and development investment as well as investment throughout the organization to support the growth of the company. Fourth quarter operating expenses in 2024 included $10.4 million of stock compensation expense, compared to $5.5 million of stock compensation expense in the fourth quarter of 2023.

Net income for the fourth quarter of 2024 was $6.9 million, or 6% of revenue, compared to $4.0 million in the fourth quarter of 2023.

Full Year 2024 Financial Results

Total revenue for the full year of 2024 was $441.5 million, an 83% increase compared to $241.6 million for the full year of 2023. The increase was driven primarily by the increase in utilization of the OCS across all three organs through the NOP as well as additional revenue generated by TransMedics logistics services.

Gross margin for the full year of 2024 was 59.4%, compared to 63.8% in the full year of 2023. The change from prior year was a result of a higher proportion of service revenue compared to product revenue, which carries a higher margin, in 2024. The company also made investments in its NOP network to prepare for future growth.

Operating expenses for the full year of 2024 were $224.6 million, compared to $182.8 million in the full year of 2023. The increase in operating expense was driven primarily by increased research and development investment as well as investment throughout the organization to support the growth of the company. Full year operating expenses in 2024 included $31.7 million of stock compensation expense compared to $19.4 million of stock compensation expense in the full year of 2023.

Net income for the full year of 2024 was $35.5 million, or 8% of revenue, compared to a net loss of $25.0 million in the full year of 2023.

Cash was $336.7 million as of December 31, 2024 compared to $330.1 million as of September 30, 2024.

2025 Financial Outlook

TransMedics expects total revenue for the full year 2025 to be in the range of $530 million to $552 million, which represents 20% to 25% growth compared to the company's prior year revenue.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Thursday, February 27, 2025. Investors interested in listening to the conference call may do so by dialing (844) 481-2832 for domestic callers or (412) 317-1852 for international callers and ask to be joined into the TransMedics call. A live and archived webcast of the event will be available on the "Investors" section of the TransMedics website at https://investors.transmedics.com/.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full-year guidance, and statements about our operations, financial position, and business plans. For this purpose, all statements other than statements of historical facts are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “target,” “predict,” “seek” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties. Our management cannot predict all risks, nor can we assess the impact of all factors or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: the fluctuation of our financial results from quarter to quarter; our ability to attract, train and retain key personnel; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject until maturity; we may not be able to sustain profitability; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; that we have identified a material weakness in our internal control over financial reporting, and that we may identify additional material weaknesses in the future; our dependence on the success of the Organ Care System or OCS; our ability to expand access to the OCS through our National OCS Program or NOP; our ability to improve the OCS platform, including by developing the next generation of the OCS products or expanding into new indications; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private and public payors on the benefits offered by the OCS; our dependence on a limited number of customers for a significant portion of our revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States, the European Union, and other select jurisdictions worldwide; our ability to adequately respond to the Food and Drug Administration or FDA, or other competent authorities, follow-up inquiries in a timely manner; the performance of our third-party suppliers and manufacturers; our use of third parties to transport donor organs and medical personnel for our NOP and our ability to maintain and grow our logistics capabilities to support our NOP to reduce dependence on third party transportation, including by means of attracting, training and retaining pilots, and the acquisition, maintenance or replacement of fixed-wing aircraft for our aviation transportation services or other acquisitions, joint ventures or strategic investments; our ability to maintain Federal Aviation Administration or FAA or other regulatory licenses or approvals for our aircraft transportation services; price increases of the components of our products and maintenance, parts and fuel for our aircraft; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products or services infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products or procedures that are or may become available; our ability to service our 1.50% convertible senior notes, due 2028; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

Laine Morgan

Gilmartin Group

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Net product revenue	$74,948	$51,874	$273,866	$176,069
Service revenue	46,676	29,300	167,674	65,554
Total revenue	121,624	81,174	441,540	241,623
Cost of revenue:
Cost of net product revenue	16,545	14,065	58,345	41,015
Cost of service revenue	33,066	19,185	121,114	46,515
Total cost of revenue	49,611	33,250	179,459	87,530
Gross profit	72,013	47,924	262,081	154,093

Gross margin	59%	59%	59%	64%

Operating expenses:
Research, development and clinical trials	16,464	10,761	55,968	36,055
Acquired in-process research and development expenses	—	—	—	27,212
Selling, general and administrative	46,905	34,560	168,617	119,553
Total operating expenses	63,369	45,321	224,585	182,820
Income (loss) from operations	8,644	2,603	37,496	(28,727)
Other income (expense):
Interest expense	(3,571)	(3,605)	(14,409)	(10,791)
Interest income and other income (expense), net	1,916	4,865	12,693	12,847
Total other income (expense), net	(1,655)	1,260	(1,716)	2,056
Income (loss) before income taxes	6,989	3,863	35,780	(26,671)
(Provision) benefit for income taxes	(132)	168	(316)	1,643
Net income (loss)	$6,857	$4,031	$35,464	$(25,028)
Net income (loss) per share:
Basic	$0.20	$0.12	$1.07	$(0.77)
Diluted	$0.19	$0.12	$1.01	$(0.77)
Weighted average common shares outstanding:
Basic	33,592,408	32,644,525	33,229,953	32,517,372
Diluted	35,211,121	34,179,059	35,216,837	32,517,372

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2024	2023
Assets
Current assets:
Cash	$336,650	$394,812
Accounts receivable	97,722	63,576
Inventory	46,554	44,235
Prepaid expenses and other current assets	16,290	8,031
Total current assets	497,216	510,654
Property, plant and equipment, net	285,970	173,941
Operating lease right-of-use assets	6,481	6,546
Restricted cash	500	500
Goodwill	11,549	11,990
Acquired intangible assets, net	2,152	2,354
Other non-current assets	208	62
Total assets	$804,076	$706,047
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,292	$12,717
Accrued expenses and other current liabilities	45,152	38,221
Deferred revenue	1,742	1,961
Operating lease liabilities	2,727	2,035
Total current liabilities	59,913	54,934
Convertible senior notes, net	449,939	447,140
Long-term debt, net	59,372	59,064
Operating lease liabilities, net of current portion	6,249	7,707
Total liabilities	575,473	568,845
Total stockholders’ equity	228,603	137,202
Total liabilities and stockholders’ equity	$804,076	$706,047